Exhibit 23.1

The Board of Directors
Superior Energy Services, Inc.:

We consent to incorporation by reference in registration statements No. 333-22603, No. 333-86579 and No. 333-35286 on Form S-3 and No. 333-12175, No. 333-43421 and No. 333-33758 on Form S-8 of Superior Energy Services, Inc. of our report dated February 23, 2001, relating to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Superior Energy Services, Inc.

/S/ KPMG LLP
KPMG LLP

New Orleans, Louisiana
March 23, 2001